Exhibit 10.22

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 28, 2005, is between AGA MEDICAL CORPORATION, a Minnesota corporation (the “Company”) and WCAS CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (the “Purchaser”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.

RECITALS

WHEREAS, Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS IX”), Franck L. Gougeon (“Gougeon”) and the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which WCAS IX and the co-investors listed on the signature pages thereto (collectively with WCAS IX, the “Investors”) have agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investors shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which shares are convertible into shares of common stock of the Company, par value $0.01 per share (“Common Stock”), the proceeds of which, together with the proceeds from other Contemplated Transactions (as defined herein), will be used to consummate the buyout of all the outstanding shares of stock of Michael Afremov in the Company (the “Afremov Buyout”);

WHEREAS, in connection with the Contemplated Transactions, the Company is entering into this Agreement, pursuant to which the Purchaser has agreed to purchase from the Company and the Company has agreed to issue and sell to the Purchaser, upon the terms and conditions hereinafter set forth, (i) 10% senior subordinated notes due 2015 (the “Notes”) in an aggregate principal amount of $50,000,000 and in the form of Exhibit A hereto and (ii) 6,524 shares of Series A Preferred Stock (the “Shares” and together with the Notes, the “Securities”), the purchase and sale of such Securities to be consummated on the Closing Date (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, also in connection therewith, the Investors, Gougeon and the Company are amending and restating the original Stock Purchase Agreement to provide for certain amendments (the “Restated Stock Purchase Agreement”);

WHEREAS, also in connection therewith, the Company, the Investors and Gougeon are entering into a Stockholders Agreement (the “Stockholders Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”); and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01   Certain Definitions. The following terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Business” means the businesses conducted by the Company and its Subsidiaries and proposed to be conducted by the Company and its Subsidiaries.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means (a) a “Change of Control”, as defined in the certificate of incorporation of Holdings or any certificate of designations relating to any preferred stock of Holdings or the Company or (b) a “Change in Control”, as defined in the Credit Agreement or under any other indebtedness of Holdings or the Company.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by the Restated Stock Purchase Agreement, including (a) the filing of the Restated Articles with the Secretary of State of Minnesota, (b) the issuance and sale of the shares contemplated under the Restated Stock Purchase Agreement, (c) the execution of the Credit Agreement and making of the loans contemplated thereby, (d) the execution of this Agreement and the issuance of the Securities, (e) the execution, delivery and performance of the other ancillary agreements contemplated by the Restated Stock Purchase Agreement, (f) the payment of the Dividend, (g) the consummation of the Afremov Buyout, and (h) the adoption of the Restated Bylaws by the Company.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Credit Agreement” means the Credit Agreement, dated as of July           , 2005 among the Company, Bank of America, N.A., Citicorp USA, Inc., Deutsche Bank Trust Company Americas, Wachovia Bank, National Association and Lehman Commercial Paper Inc., as a Lender and as Administrative Agent for the Lenders, as the same may be amended, restated, extended, amended and restated, refinanced, replaced or otherwise modified from time to time.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dividend” means the dividend on the Company’s outstanding shares of Common Stock as of the date of execution of this Agreement in the aggregate amount of $20,000,000.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Financial Officer” means the interim chief financial officer, chief financial officer, principal accounting officer, treasurer or controller of the Company, in each case in his or her capacity as such.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, criminal, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division of any of the foregoing), or any arbitrator or arbitral body.

“Guarantor” means any Subsidiary Loan Party (as defined in the Credit Agreement).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Holder” means any holder of Securities.

“Holdings” means any entity that becomes the immediate parent of the Borrower.

“Indebtedness” with respect to any Person, means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (g) all guarantees by such Person of the obligations of any other Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing payment adjustments, earn-outs or non-compete payments to which the seller in any acquisition is or may become entitled or amounts that any member of management, the employees or consultants of the Company or its Subsidiaries may become entitled to under any cash incentive plan in existence from time to time.

“Intellectual Property” means all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from: (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware; (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(iii) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; (iv) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, whether or not covered by insurance, (b) the ability of the Company or the Subsidiaries to perform any obligation under this Agreement or the Notes or (c) the rights of or benefits available to the Holders under this Agreement or the Notes.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Ordinary Course of Business” means an action taken by any Person in the course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” means any direct or indirect parent of which Holdings is a wholly owned subsidiary.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Required Holders” means Holders holding not less than 51% in aggregate principal amount of the Notes at the time outstanding.

“Senior Agent” means Lehman Commercial Paper Inc., as Administrative Agent under the Credit Agreement, or any successor in such capacity.

“Senior Debt” means all principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed or allowable in any such proceedings), fees, charges, expenses, indemnification and reimbursement obligations and all other amounts and obligations payable by the Company under the Credit Agreement.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, accumulated earnings, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the regulations promulgated under the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.

SECTION 1.02   Accounting Principles.  The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with GAAP, consistently applied, unless such principles are inconsistent with the express requirements of this Agreement.

SECTION 1.03   Other Definitional Provisions; Construction.  Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by the Purchaser. References in this Agreement to any Persons shall include such Persons’ successors and permitted assigns. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in Article 9 of the New York Uniform Commercial Code on the date hereof to the extent the same are used or defined therein.

ARTICLE II

ISSUANCE AND SALE OF SECURITIES

SECTION 2.01   Issuance, Sale and Delivery of the Securities.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Company shall issue, sell and deliver the Securities to the Purchaser, and the Purchaser shall purchase from the Company the Securities, for a purchase price of $50,000,000. The Purchaser shall pay the purchase price to the Company by wire transfer of immediately available funds to an account designated by the Company.

SECTION 2.02   The Closing.  The purchase and sale of the Securities (the “Closing”) will take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, NY 10111 on the first date the conditions set forth in Article 6 have been satisfied or waived by the applicable parties, or at such other place and on such other date as the Company and the Purchaser may agree in writing, in each case, subject to the satisfaction or waiver of the conditions set forth in Article 6. The failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

SECTION 2.03   Aggregate Value.  The Company and the Purchaser acknowledge and agree that the aggregate value of the Notes is $43,476,000.00 and the aggregate value of the Shares is $6,524,000.00 and in each case will be represented as such by each such party for federal, state and local tax purposes.

ARTICLE III

REPAYMENT OF THE NOTES

SECTION 3.01   Interest.

(a)           The Company covenants and agrees to make payments of accrued interest on the Notes, at the rate of 10% per annum and payable semiannually in arrears, on January 1 and July 1 of each year, commencing on January 1, 2006 (each such payment date being referred to as an “Interest Payment Date”). The Company shall pay interest on overdue principal at the rate of 12% per annum and shall pay interest on overdue installments of interest at the rate of 12% per annum to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(b)   If

(i)    the Company is prohibited by Article XI of this Agreement from paying all or any portion of the accrued interest that is due and payable on any Interest Payment Date, or

(ii)   the Required Holders agree in writing to defer all or a portion of the accrued interest that is due and payable on any Interest Payment Date,

then such amount of accrued interest shall be multiplied by 1.2 (such product being referred to as the “PIK Interest”) and the PIK Interest shall be added to the principal amount of the Note on such Interest Payment Date (with the result that such interest shall have accrued at an effective rate of 12% instead of 10% through such Interest Payment Date).

(c)   On any Interest Payment Date on or after July 1, 2012, the Company shall pay an amount of accrued original issue discount on the Notes as shall be necessary to ensure that the Notes shall not be considered an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Internal Revenue Code of 1986, as amended, or any successor provision. The amount of principal payable at maturity of the Notes shall be reduced by the amount of any accrued original issue discount that is paid pursuant to this paragraph.

SECTION 3.02   Repayment.  The Company covenants and agrees to repay the unpaid principal balance of the Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder in one payment of the principal amount as is then outstanding, together with all accrued and unpaid interest, fees and other amounts due hereunder on July 28, 2012.

SECTION 3.03   Optional Prepayment.  Subject to the terms of the Credit Agreement, the Company may prepay all or any part of the principal amount of the Notes, at any time and from time to time, without premium or penalty.

SECTION 3.04   Mandatory Prepayment on Initial Public Offering.  Subject to the terms of the Credit Agreement, if a Parent, Holdings, the Company or any of its Subsidiaries consummates a public offering of equity securities pursuant to an effective registration statement filed under the 1933 Act yielding gross proceeds of not less than $75,000,000 (an “IPO”), the Company shall prepay the Notes, without penalty or premium, in an aggregate amount equal to the net proceeds of such public offering, less the portion of such net proceeds that is required to be applied to prepay the Senior Debt pursuant to the Credit Agreement.

SECTION 3.05   Mandatory Prepayment on Change of Control.  If a Change of Control occurs, the Company shall prepay in full the outstanding principal amount of the Notes, without penalty or premium. Prior to complying with this Section 3.05, but in any event within 30 days following a Change of Control, the Company will either repay all its outstanding Senior Debt or obtain the requisite consents, if any, under the Credit Agreement to permit the prepayment of the Notes.

SECTION 3.06   Notice of Prepayment and Other Notices.  The Company shall give written notice of any prepayment of any of the Notes or any portion thereof pursuant to Section 3.03 not less than five Business Days prior to the date fixed for such prepayment. The Company shall give such notice of prepayment and all other notices to be given to the Holders at the address designated for such Holders on the register on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company shall be irrevocably obligated to prepay, on the date therein fixed for prepayment, the Notes or the portion thereof, as the case may be, so called for prepayment, at the principal amount thereof so called for prepayment, together with interest accrued thereon to the date fixed for such prepayment. A prepayment of less than all of the outstanding principal amount of the Notes shall not relieve the Company of its obligation to make scheduled payments of interest payable in respect of the principal remaining outstanding on any Interest Payment Date.

SECTION 3.07   Surrender of Note; Notation Thereon.  Upon any prepayment of a portion of the principal amount of the Notes, the Holder, at its option, may require the Company to execute and deliver at the expense of the Company (except for taxes or governmental charges imposed in connection therewith), upon surrender of the Notes, new Notes registered in the name of the Holder or such other persons as may be designated by the Holder for the principal amount of the Notes then remaining unpaid, dated as of the date to which interest has been paid on the principal amount of the Notes then remaining unpaid, or may present the Notes to the Company for notation of the payment of the portion of the principal amount of the Notes so prepaid.

SECTION 3.08   Taxes.  Any and all payments by the Company under this Agreement and the Notes that are made to or for the benefit of the Holder shall be made free and clear of and without deduction for any Taxes, excluding taxes imposed on the Holder’s net income or capital and franchise taxes imposed on the Holder by the jurisdiction under the laws of which the Holder is organized or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If the Company shall be required by law to deduct any Covered Taxes from or in respect of any sum payable under this Agreement and the Notes to the Holder, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), the Holder receives an amount equal to the sum it would have received had no such deductions been made. The Company shall make such deductions and the Company shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Company agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under this Agreement or the Notes or from the execution or delivery by the Company or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Holder of its respective rights under this Agreement or the Notes (collectively, “Other Taxes”). The Company will indemnify the Holder for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within 30 days from the date the Holder provides the Company with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by the Holder in good faith to the Company shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Company under this Section 3.08 shall survive the payment of the Notes and the termination of this Agreement.

SECTION 3.09   Maximum Lawful Rate.  This Agreement and the Notes are hereby limited by this Section 3.09. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Holder exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the Holder in excess of the maximum amount permissible under such applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, the Holder shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by the Holder, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Company.

SECTION 3.10   Certain Waivers.  The Company unconditionally waives (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Company may have or claim against the Holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Purchaser to enter into this Agreement and purchase the Notes, the Company hereby represents and warrants to the Purchaser as follows:

SECTION 4.01   Organization; Subsidiaries.  The Company is (a) duly organized, validly existing and in good standing under the laws of the State of Minnesota and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property and in each other jurisdiction in which the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect. The Company has delivered to the Purchaser true, accurate and complete copies of (x) the Organizational Documents of the Company and (y) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, Board of Directors and any committees appointed by its Board of Directors. Except as disclosed on Schedule 4.1, the Company has no Subsidiaries and does not own any Equity Interests of any other Person.

SECTION 4.02   Power and Authorization.  The execution, delivery and performance by the Company of this Agreement and the Notes and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement (a) has been duly executed and delivered by the Company and (b) is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has the full power and authority necessary to own and use its Assets and carry on the Business.

SECTION 4.03   Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company of this Agreement and the Notes or (b) the consummation of the Contemplated Transactions by the Company.

SECTION 4.04   Noncontravention.  Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by the Company of this Agreement or the Notes nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any Legal Requirement applicable to the Company; (b) result in a breach or violation of, or default under, any Contractual Obligation of the Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of the Company; (d) result in the creation or imposition of any Lien upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the Organizational Documents of the Company.

SECTION 4.05   The Securities.

(a)           The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable. The shares of

Common Stock issuable upon conversion of the Shares (the “Conversion Shares”) have been duly and validly reserved and, when issued in compliance with the provisions of the Restated Articles, will be validly issued, fully paid and nonassessable; and

(b)           The Notes have been duly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.06   Financial Statements.

(a)           The Company has heretofore furnished to the Purchase its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (i) as of and for the fiscal years ended December 31, 2003 and December 31, 2004, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)   The Company has heretofore furnished to the Purchaser its pro forma consolidated balance sheet as of the Closing Date, prepared giving effect to the Contemplated Transactions as if the Contemplated Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements provided to the Purchaser (which assumptions are believed by the Company to be reasonable), (ii) accurately reflects all adjustments necessary to give effect to the Contemplated Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Company and the Subsidiaries as of the Effective Date as if the Contemplated Transactions had occurred on such date.

(c)   Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Contemplated Transactions, none of the Company or its Subsidiaries has, as of the Closing Date, any material direct or contingent liabilities.

(d)   No event, change or condition has occurred that has had, or is reasonably likely to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, since December 31, 2004.

ARTICLE V

The Purchaser represents and warrants to the Company that:

SECTION 5.01   Organization.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

SECTION 5.02   Power and Authorization.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Purchaser and have been duly authorized by all necessary action on the part of the Purchaser. This Agreement (a) has been duly executed and delivered by the Purchaser and (b) is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

SECTION 5.03   Authorization of Governmental Authorities.  Except as disclosed on Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority (including any state securities filing in New York) is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Purchaser of this Agreement or (b) the consummation of the Contemplated Transactions by the Purchaser.

SECTION 5.04   Noncontravention.  Neither the execution, delivery and performance by the Purchaser of this Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any provision of any Legal Requirement applicable to the Purchaser; (b) result in a breach or violation of, or default under, any Contractual Obligation of the Purchaser; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or (d) result in a breach or violation of, or default under, such Purchaser’s Organizational Documents.

SECTION 5.05   Purchase for Investment.  The Purchaser is purchasing the Securities for investment for such Purchaser’s own account and not with a view to, or for sale in connection with, any distribution thereof.

SECTION 5.06   Private Placement.

(a)           The Purchaser’s financial situation is such that the Purchaser can afford to bear the economic risk of holding the Securities for an indefinite period of time, and the Purchaser can afford to suffer the complete loss of the Purchaser’s investment in the Securities.

(b)   The Purchaser’s knowledge and experience in financial and business matters are such that the Purchaser is capable of evaluating the merits and risks of the Purchaser’s investment in the Securities or the Purchaser has been advised by a representative possessing such knowledge and experience.

(c)   The Purchaser understands that the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Securities and that following the date hereof there will be no public market for the Securities and that, accordingly, it may not be possible for the Purchaser to sell or pledge the Securities, or any interest in the Securities, in case of emergency or otherwise.

(d)   The Purchaser and the Purchaser’s representatives, including, to the extent the Purchaser deems appropriate, the Purchaser’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the Purchaser’s investment in the Securities, and the Purchaser understands and is aware of the risks related to such investment.

(e)   The Purchaser and the Purchaser’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its respective representatives concerning the Company, the terms and conditions of the Purchaser’s acquisition of the Securities and related matters and to obtain all additional information which the Purchaser or the Purchaser’s representatives deem necessary.

(f)    The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the 1933 Act.

(g)   The Purchaser does not have any plan or intention to sell, exchange, transfer or otherwise dispose of (including by way of gift) any of its Securities immediately after the purchase of the Securities.

SECTION 5.07   No Brokers.  The Purchaser has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Company could be Liable.

ARTICLE VI

CONDITIONS

The obligation of the Purchaser to consummate the Closing is subject to the prior fulfillment of each the following conditions:

SECTION 6.01   Representations and Warranties.  The representations and warranties of the Company contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

SECTION 6.02   Performance.  The Company will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

SECTION 6.03   Compliance Certificate.  The Company will have delivered to the Purchaser a certificate certifying its compliance with the conditions set forth in Sections 6.01, 6.02, 6.10 and 6.12.

SECTION 6.04   Qualifications.  Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

SECTION 6.05   Absence of Litigation.

(a)           The Final Order and the Settlement Agreement shall each continue to be in full force and effect.

(b)   No Action will be pending or threatened in writing which may result in a Government Order (nor will there be any Government Order in effect) (i) which would prevent consummation of any of the Contemplated Transactions, (ii) which would result in any of the Contemplated Transactions being rescinded following consummation, (iii) which would limit or otherwise adversely affect the right of the Purchaser to own the Securities or (iv) would compel the Purchaser or any Affiliate of the Purchaser to dispose of all or any material portion of the business or assets of the Purchaser or Affiliate.

SECTION 6.06   Legal Opinion.  The Purchaser will have received from Parsinen Kaplan Rosberg & Gotlieb P.A., counsel to Gougeon (or other counsel reasonably acceptable to the Purchaser), its opinion with respect to the Contemplated Transactions, which opinion will be in form and substance satisfactory to it.

SECTION 6.07   Consents, etc.  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 4.3 or Schedule 4.4, or as otherwise reasonably requested by the Purchaser, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Purchaser, and no such authorization, consent or approval will have been revoked.

SECTION 6.08   Proceedings and Documents.  All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Purchaser and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

SECTION 6.09   Restated Articles.  The Company will have filed with the Secretary of State of Minnesota an Amended and Restated Articles of Incorporation, in form and substance reasonably satisfactory to the Purchaser (the “Restated Articles”), and such Restated Articles shall have been accepted by such Secretary of State. This Agreement and the Notes will have been executed and delivered to the Purchaser.

SECTION 6.10   Certain Legal Matters.

(a)           The delivery sheath recall initiated by the Company during the week of November 22, 2004 (the “Recall”), or the facts and circumstances arising out of or relating to the Recall, shall not have had, and shall not reasonably be expected to have, any adverse effect on the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company, including without limitation (i) a deterioration in the relationship of the Company with, or increase in the level of oversight by, the U.S. Food and Drug Administration (“FDA”), or any Governmental Authority exercising comparable regulatory authority in any jurisdiction, (ii) an increased risk of Actions against the Company by or on behalf of end-users of the Products or by any Person involved in the design, manufacture, testing, marketing or implantation of any Product, (iii) a deterioration in the Company’s reputation or reduction in demand for the Products, in any market in which the Company now operates the Business or proposes to conduct the Business following consummation of the Contemplated Transactions, (iv) an increase in the Company’s operating expenses, or (v) an adverse effect on the Company’s ability to supply, design, manufacture, market or implant any Product.

(b)   The facts and circumstances arising out of or relating to any actual or threatened Actions by any Governmental Authority, other than pursuant to Section 6.10(a), against the Company, Afremov, Gougeon or Amplatz shall not have had, and shall not reasonably be expected to have, any adverse effect on the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company (it being understood that for purposes of this Section 6.10(b) only, the incurrence by the Company of reasonable legal fees and expenses and the reasonable deployment of resources of the Company (including time spent by management), in each case, in response to any such actual or threatened Actions, will not by themselves constitute such an adverse effect).

SECTION 6.11   Financing.  The Company shall have entered into a Credit Agreement in form and substance reasonably satisfactory to the Purchaser, and received at least $107,000,000 pursuant to such Credit Agreement.

SECTION 6.12   No Material Adverse Change.  Since December 31, 2004, there shall not have occurred any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the principal of and interest on the Notes and all fees, expenses and other amounts payable under this Agreement and Notes shall have been paid in full, the Company covenants and agrees that:

SECTION 7.01   Financial Statements and Other Information.  The Company will furnish to the Holders:

(a)           within 90 days (or such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each fiscal year of the Company commencing with the fiscal year ended December 31, 2005, (i) its audited consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) if at any time the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries;

(b)   within 45 days (or such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Company commencing with the fiscal quarter ending June 30, 2005, its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)   concurrently with any delivery of financial statements under Section 7.01(a) or 7.01(b), a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 8.03, 8.04, 8.05 and 8.06 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 4.06 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) certifying as to the calculation of Consolidated EBITDA (as defined in the Credit Agreement) on a Pro Forma Basis (as defined in the Credit Agreement) for the four fiscal quarter period ending on the date of such financial statements and accompanied by reasonably detailed supporting evidence, it being understood that each of the calculations described in this paragraph (c) shall provide a reconciliation to the financial statements delivered under paragraphs (a) and (b) above;

(d)   concurrently with any delivery of financial statements under Section 7.01(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)   within 30 days after the commencement of each fiscal year of the Company, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, as applicable; and

(g)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary or any Company Plan, or compliance with the terms of this Agreement or the Notes, as the Holders may reasonably request.

SECTION 7.02   Notices of Material Events.  The Company will furnish to the Holders, written notice of the following promptly after obtaining knowledge thereof:

(a)   the occurrence of any Default;

(b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary that, if adversely determined, is reasonably likely to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)   the receipt by the Company or any Subsidiary of (i) any notice of any loss of (A) accreditation from the Joint Commission on Accreditation of Healthcare Organizations or (B) any governmental right, qualification, permit, accreditation, approval, authorization, license or franchise or (ii) any notice, compliance order or adverse report issued by any Governmental Authority that, if not promptly complied with or cured, could result in the suspension or forfeiture of any material governmental right, qualification, permit, accreditation, approval, authorization, license or franchise necessary for the Borrower or any Subsidiary to carry on its business as now conducted or as proposed to be conducted, including the right or authorization to sell, distribute, market or donate any product, or any material restriction, limitation, or prohibition on the specific use or indication of any product;

(e)   (i) any claims by any third parties relating to alleged infringement by Holdings, the Borrower or any Subsidiary of any material third party Intellectual Property and (ii) any material developments regarding the NMT Claims;

(f)    any material developments regarding the FCPA Claims (as defined in the Credit Agreement); and

(g)   any other development that results in, or is reasonably likely to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 7.03   Existence; Conduct of Business.  The Company will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.01.

SECTION 7.04   Payment of Taxes.  The Company will, and will cause each of the Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest is not reasonably likely to result in a Material Adverse Effect.

SECTION 7.05   Maintenance of Properties.  The Company will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 7.06   Insurance.  The Company will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Company will furnish to the Holders, upon written request, information in reasonable detail as to the insurance so maintained.

SECTION 7.07   Books and Records; Inspection and Audit Rights.  The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Holders, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including environment assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Company shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.

SECTION 7.08   Compliance with Laws.  The Company will cause each of the Subsidiaries to comply with all Requirements of Law, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 7.09   Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Closing Date (or any Subsidiary becomes a Subsidiary Loan Party or guarantees Indebtedness of any Person other than a Subsidiary Loan Party), the Company will, promptly after such Subsidiary is formed or acquired, promptly cause such Subsidiary to execute a joinder to this Agreement substantially in the form attached as Exhibit B hereto.

ARTICLE VIII

NEGATIVE COVENANTS

Until the principal of and interest on the Notes and all fees, expenses and other amounts payable under this Agreement and Notes shall have been paid in full, the Company covenants and agrees that:

SECTION 8.01   Fundamental Changes.

(a)   The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Company in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Company, such Person expressly assumes, in writing, all the obligations the Company under this Agreement and the Notes, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Holders.

(b)   The Company will not, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Closing Date and businesses reasonably related or incidental thereto.

SECTION 8.02   Amendment of Material Documents.  The Company will not, nor will it permit any Subsidiary to, (a) amend, modify or waive any of its rights under its Organizational Documents to the extent such amendment, modification or waiver would be materially adverse to the Holders or (b) amend, modify or add any covenant or event of default with respect to the Senior Debt which could reasonably be expected to restrict the Company from making payments under this Agreement or the Notes permitted to be made under the Credit Agreement as in effect on the date hereof.

SECTION 8.03   Interest Expense Coverage Ratio.  The Company will not permit the ratio (the “Interest Expense Coverage Ratio”) of (a) Consolidated EBITDA (as defined in the Credit Agreement) to (b) cash interest expense of the Company and its Subsidiaries, in each case for any period of four consecutive fiscal quarters ending on any date set forth below, to be less than the ratio set forth below opposite such date:

Date	Ratio
December 31, 2005	2.50 to 1.00
March 31, 2006	2.50 to 1.00
June 30, 2006	2.50 to 1.00

September 30, 2006	2.75 to 1.00
December 31, 2006	2.75 to 1.00
March 31, 2007	2.75 to 1.00
June 30, 2007	2.75 to 1.00
September 30, 2007	2.75 to 1.00
December 31, 2007	2.75 to 1.00
March 31, 2008	3.00 to 1.00
June 30, 2008	3.00 to 1.00
September 30, 2008	3.00 to 1.00
December 31, 2008	3.00 to 1.00
March 31, 2009	3.25 to 1.00
June 30, 2009	3.25 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009	3.25 to 1.00
March 31, 2010	3.25 to 1.00
June 30, 2010	3.25 to 1.00
September 30, 2010	3.25 to 1.00
December 31, 2010	3.25 to 1.00
March 31, 2011	3.25 to 1.00
June 30, 2011	3.25 to 1.00

SECTION 8.04   Leverage Ratio.  The Company will not permit the Leverage Ratio (as defined in the Credit Agreement) as of any date set forth below to exceed the ratio set forth opposite such date:

Date	Ratio
December 31, 2005	4.50 to 1.00
March 31, 2006	4.50 to 1.00
June 30, 2006	4.50 to 1.00
September 30, 2006	4.00 to 1.00
December 31, 2006	4.00 to 1.00
March 31, 2007	4.00 to 1.00
June 30, 2007	3.75 to 1:00
September 30, 2007	3.50 to 1.00
December 31, 2007	3.50 to 1.00

March 31, 2008	3.25 to 1.00
June 30, 2008	3.25 to 1.00
September 30, 2008	3.00 to 1.00
December 31, 2008	3.00 to 1.00
March 31, 2009	3.00 to 1.00
June 30, 2009	3.00 to 1.00
September 30, 2009	3.00 to 1.00
December 31, 2009	3.00 to 1.00
March 31, 2010	3.00 to 1.00
June 30, 2010	3.00 to 1.00
September 30, 2010	3.00 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	3.00 to 1.00

SECTION 8.05   Maximum Senior Leverage.  The Company will not permit the Senior Leverage Ratio (as defined in the Credit Agreement) as of any date set forth below to exceed the ratio set forth opposite such date:

Date	Ratio
December 31, 2005	3.00 to 1.00
March 31, 2006	3.00 to 1.00
June 30, 2006	3.00 to 1.00
September 30, 2006	2.75 to 1.00
December 31, 2006	2.75 to 1.00
March 31, 2007	2.75 to 1.00
June 30, 2007	2.50 to 1.00
September 30, 2007	2.25 to 1.00
December 31, 2007	2.25 to 1.00
March 31, 2008	2.00 to 1.00
June 30, 2008	2.00 to 1.00
September 30, 2008	1.75 to 1.00
December 31, 2008	1.75 to 1.00
March 31, 2009	1.75 to 1.00
June 30, 2009	1.75 to 1.00

September 30, 2009	1.75 to 1.00
December 31, 2009	1.75 to 1.00
March 31, 2010	1.75 to 1.00
June 30, 2010	1.75 to 1.00
September 30, 2010	1.75 to 1.00
December 31, 2010	1.75 to 1.00
March 31, 2011	1.75 to 1.00
June 30, 2011	1.75 to 1.00

SECTION 8.06   Maximum Capital Expenditures.  The Company will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures (as defined in the Credit Agreement) except and as set forth below:

Fiscal Year	Maximum Capital Expenditures
2005	$16.5 million
2006	$16.5 million
2007	$11 million
2008	$11 million
2009	$11 million
2010	$11 million
2011	$11 million

 provided, however, that to the extent that actual Capital Expenditures for any such fiscal year shall be less than the maximum amount set forth above for such fiscal year (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding fiscal year; provided further, however, that no portion of the such amount carried over from the previous fiscal year shall be allocated to Capital Expenditures in the next fiscal year until the amount allocated to the current fiscal year is exhausted.

ARTICLE IX

TRANSFER OF NOTES

SECTION 9.01   Restricted Securities.  The Purchaser acknowledges that the Notes have not been registered under the 1933 Act and maybe resold only if registered pursuant to the provisions of the 1933 Act or if an exemption from registration is available, and that the Company is not required to register the Notes.

SECTION 9.02   Legends.  The Company may place an appropriate legend on the Securities owned by the Purchaser concerning the restrictions set forth in this Article 9. Upon the assignment or transfer by the Purchaser or any of its successors or assignees of all or any part of the

Notes, the term “Purchaser” as used herein shall thereafter mean, to the extent thereof, the then Holder or Holders of such Notes, or portion thereof.

SECTION 9.03   Transfer of Notes.  Subject to Section 9.02 hereof, a Holder may transfer such Note to a new Holder, or may exchange such Note for Notes of different denominations, by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder (or the current Holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new Holder and each address therefor. The Company shall simultaneously deliver to such Holder or its designee such new Notes and shall mark the surrendered Notes as canceled. In lieu of the foregoing procedures, a Holder may assign a Note (in whole but not in part) to a new Holder by sending written notice to the Company of such assignment specifying the new Holder’s name and address; in such case, the Company shall promptly acknowledge such assignment in writing to both the old and new Holder. The Company shall not be required to recognize any subsequent Holder of a Note unless and until the Company has received reasonable assurance that all applicable transfer taxes have been paid.

SECTION 9.04   Replacement of Lost Securities.  Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, the Company shall, upon the written request of the Holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to the Company; and if such replaced Notes have been destroyed, lost or stolen, such Holder shall furnish the Company with an indemnity in writing to save it harmless in respect of such replaced Notes.

SECTION 9.05   No Other Representations Affected.  Nothing contained in this Article 9 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to the Purchaser.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01   Events of Default.  If any one or more of the following events (each, an “Event of Default”) occurs and is continuing:

(a)   Default in the payment of the principal of the Notes when and as the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(b)   Default in the payment of any interest or any other amount (other than an amount referred to in 9.01(a) above) due under the Notes, when and as the same becomes due and payable, and such default continues for a period of three Business Days; or

(c)   Default in the due observance or performance by the Company of any covenant, condition or agreement contained in Sections 7.03 or 8.01; or

(d)   Default in the due observance or performance by the Company of any covenant, condition or agreement contained in this Agreement or the Notes (other than those specified in 9.01(a),

9.01(b) or 9.01(c) above) and such default continues unremedied for a period of 30 days after notice thereof from the Holders to the Company; or

(e)   any representation or warranty made or deemed made in or in connection with this Agreement or the issuance of the Notes, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to this Agreement or the Note, proves to have been false in any material respect when so made, deemed made or furnished; or

(f)    the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company or its Subsidiaries in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or its Subsidiaries for any substantial part of any of their respective properties, or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(g)   the commencement by the Company or its Subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or its Subsidiaries for any substantial part of their respective properties, or the making by any of them of any assignment for the benefit of creditors, or the failure of the Company or its Subsidiaries generally to pay its debts as such debts become due; or

(h)   Default occurs under the terms of any Indebtedness of the Company or any Subsidiary in an aggregate principal amount exceeding $10,000,000 and such default (i) consists of the failure to pay any amount of such Indebtedness when due, whether by acceleration or otherwise or (ii) results in the acceleration of the maturity of such indebtedness;

(i)    one or more judgments for the payment of money in an aggregate amount (in each case to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage in writing and has the ability to perform) in excess of $10,000,000 is rendered against the Company, any Subsidiary, or any combination thereof and the same remains undischarged for a period of 30 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

(j)    the Guarantees pursuant to this Agreement shall cease to be in full force and effect (other than in accordance with the terms of this Agreement) or shall be asserted by the Company or any Subsidiary not to be in effect or not to be legal, valid and binding obligations;

then, the Required Holders may, at their option, by notice to the Company, declare all the Notes to be forthwith due and payable, whereupon the principal of the Notes, together with accrued interest thereon, shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company; provided, however, that in any event described in Sections 10.01(f) or 10.01(g), all the Notes, together with interest accrued thereon, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company.

At any time after any declaration of acceleration as to the Notes has been made as provided in this Section 10.01, the Required Holders may, by notice to the Company, rescind such declaration and its consequences, if (a) the Company has paid all overdue installments of interest on the Notes and all principal that has become due otherwise than by such declaration of acceleration and (b) all other Defaults and Events of Default under this Agreement and the Notes (other than nonpayments of principal and interest that have become due solely by reason of acceleration) have been remedied or cured or have been waived pursuant to this paragraph; provided, however, that no such rescission will extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

SECTION 10.02   Suits for Enforcement.  If an Event of Default specified in Section 10.01(a) or 10.01(b) occurs and is continuing or the Notes become immediately due and payable in accordance with this Section, the Holders may proceed to protect and enforce their rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or may proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of the Holders. In case of any Default under this Agreement, the Company will pay to the Holders such amounts as shall be sufficient to cover the costs and expenses of the Holders due to said Default, including, without limitation, collection costs and reasonable attorneys’ fees.

ARTICLE XI

SUBORDINATION OF NOTES

This Note is subordinated in right of payment to all Senior Debt to the extent and in the manner provided in this Article XI.

SECTION 11.01   Liquidation, Dissolution, or Bankruptcy.  Upon any payment or distribution to creditors of the Company in a liquidation or dissolution of the Company, in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of the Company’s creditors, or in any marshaling of the Company’s assets and liabilities:

(a)   holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Senior Debt before the Holders of the Notes are entitled directly or indirectly to receive any payment of principal of or interest on the Notes, except the Holders of the Notes may receive and retain (i) debt securities that are subordinated to the Senior Debt to at least the same extent as the Notes or (ii) equity interests; and

(b)   until payment in full in cash or cash equivalents of all Senior Debt, any payment to which the Holders of the Notes would be entitled but for the foregoing clause (a) will be made to holders of Senior Debt as their interests may appear.

SECTION 11.02   Senior Debt Default.  The Company shall not pay principal of, or interest on, the Notes, and shall not repurchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if (a) any principal, premium or interest in respect of any Senior Debt is not paid when due after any applicable grace period or (b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Debt has been paid in full; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company receives written notice approving such payment from the Senior Agent. During the continuation of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, the Company shall not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company of written notice of such default from the Senior Agent specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter. The Payment Blockage Period will end earlier if the Payment Blockage Period is terminated (A) by written notice to the Company from the Senior Agent, (B) because such default is no longer continuing, or (C) because such Senior Debt has been repaid in full. Unless the holders of such Senior Debt or the Senior Agent have accelerated the maturity of such Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the Senior Debt that have occurred during such period.

SECTION 11.03   When Distribution Must Be Paid Over.  If a distribution or payment is made to the Holders of the Notes that is prohibited by Section 11.01 or 11.02, the Holders of the Notes who receive such distribution or payment shall hold it in trust for holders of the Senior Debt and pay it over to them as their interests may appear.

SECTION 11.04   Subrogation.  After all Senior Debt is paid in full in cash and cash equivalents and until the Notes are paid in full, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Debt to receive distributions applicable to Senior Debt. A distribution made under this Article XI to holders of Senior Debt that otherwise would have been made to the Holders of the Notes is not, as between the Company and the Holders of the Notes, a payment by the Company on such Senior Debt.

SECTION 11.05   Subordination May Not Be Impaired.  The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article XI or the obligations hereunder of the Holders of the Notes to the holders of such Senior Debt, do any one or more of the following: (a) change the manner, place, terms or time of payment or extend the time of payment of, or renew or alter, such Senior Debt or any instrument evidencing the same or any agreement under which such Senior Debt is outstanding; (b) sell, exchange, impair, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Debt; (c) release any person liable in any manner for the collection or payment of such Senior Debt; and (d) exercise or refrain from exercising any rights against the Company or any other person.

SECTION 11.06   Distribution or Notice to Senior Agent.  Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to the Senior Agent.

SECTION 11.07   Relative Rights; Right To Accelerate.  Article XI defines the relative rights of the Holders of the Notes and holders of Senior Debt. Nothing in this Note shall (a) impair, as between the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms; or (b) prevent any Holder of the Notes from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Debt to receive distributions or payments otherwise payable to the Holders of the Notes. The failure to make a payment pursuant to the Notes by reason of any provision in this Article XI shall not be construed as preventing the occurrence of an Event of Default. If payment of the Notes is accelerated when any Senior Debt is outstanding, the Company may not pay the Notes until five Business

Days after the Senior Agent receives notice of such acceleration and, thereafter, may pay the Notes only if the Notes otherwise permits payment at that time.

SECTION 11.08   Reliance by Holders of Senior Debt.  The Purchaser acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

ARTICLE XII

GUARANTEE

SECTION 12.01   Guarantee.

(a)   Subject to this Article 12, each Guarantor hereby, jointly and severally, unconditionally guarantees to each Holder of a Note, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)    the principal of, premium and additional interest, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)   in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)   The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by the Required Holders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Agreement or by release in accordance with the provisions of this Agreement.

(c)   If the Holders are required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or the Guarantors to the Holders, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)   Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, the maturity of the obligations guaranteed hereby may be accelerated for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and in the event of any declaration of acceleration of such obligations, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

SECTION 12.02   Subordination of Guarantee.  The obligations of each Guarantor under its Guarantee pursuant to this Article 12 shall be junior and subordinated to the Senior Debt of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Company as set forth in Article XI. For the purposes of the foregoing sentence, the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Agreement.

SECTION 12.03   Limitation on Guarantor Liability.  Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 12.04   Guarantor May Consolidate, etc., on Certain Terms.

(a)   Except as otherwise provided in this Article 12, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than either of the Company or another Guarantor, unless immediately after giving effect to such transaction, no Default or Event of Default exists and either:

(i)    the Person (if other than either of the Company or a Guarantor) acquiring the property in any such sale or disposition or the Person (if other than either of the Company or a Guarantor) formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of the Guarantor, pursuant to a joinder in form and substance reasonably satisfactory to the joinder attached hereto as Exhibit B; or

(ii)   the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Agreement.

(b)   In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by joinder, executed and delivered to the Holders and satisfactory in form to the Holders, of the due and punctual performance of all of the covenants and conditions of this

Agreement to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees shall in all respects have the same legal rank and benefit under this Agreement as the Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Guarantees had been issued at the date of the execution hereof.

(c)   Except as set forth in Sections 7.03 or 8.01 and 12.04, nothing contained in this Agreement or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into either of the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 12.05   Releases.

(a)   The Guarantee of a Guarantor will be released:

(i)    in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary;

(ii)   in connection with any sale or other disposition of all of the Equity Interests of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary;

(iii)  if that Guarantor is released from its guarantee under the Credit Agreement; or

(iv)  upon termination of this Agreement.

(b)   If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors will be released from their Guarantees, if any.

(c)   Any Guarantor not released from its obligations under its Guarantee as provided in this Article 12 shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Agreement as provided in this Article 12.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Company may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder and (b) the Purchaser shall have the right to assign its rights hereunder and under the Securities in accordance with Article 9.

SECTION 13.02   Amendments, Waivers and Consent  This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Required Holders; provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note then outstanding and affected thereby, (a) subject any Holder to any additional obligation, (b) reduce the principal of (or premium, if any) or rate of interest on, any Note, (c) postpone the date fixed for any payment of principal of (or premium, if any) or interest on any Note (other than a deferral of interest pursuant to Section 3.01(b) or a waiver of any increase in the interest rate on the Notes upon the occurrence of an Event of Default pursuant to Article 10), (d) change the ranking or priority of the Notes or the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 13.02 or any other provision of this Agreement, (e) modify or change any provision of this Agreement or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders or (f) release any Guarantor from any of its obligations under its Guarantee or this Agreement otherwise than in accordance with the terms of this Agreement. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.

SECTION 13.03   No Implied Waivers; Cumulative Remedies; Writing Required.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Purchaser or any Holders would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

SECTION 13.04   Transfer Taxes.  All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Securities under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Purchaser for any such tax, fee or duty which any of them is required to pay under applicable law.

SECTION 13.05   Reimbursement of Expenses.  The Company upon demand shall pay or reimburse the Purchaser for all fees and expenses incurred or payable by the Purchaser (including, without limitation, reasonable fees and expenses of special counsel for the Purchaser), from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement or the Notes and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the Contemplated Transactions hereunder or thereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (c) arising in connection with the enforcement of this Agreement or collection of the Notes. At the time of, and subject to, the consummation of the Afremov Buyout, the Company shall pay to the Purchaser, or another designee of the Purchaser, a financing fee equal to $500,000 payable in immediately available funds at the Closing.

SECTION 13.06   Holidays.  Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

SECTION 13.07   Notices.  All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:

If to the Company, to it at:

AGA Medical Corporation

682 Mendelssohn Avenue

Golden Valley, Minnesota 55427

Telephone number: (763) 513-9227

Facsimile number: (763) 513-9226

Attention: Chief Executive Officer

with a copy to:

Parsinen Kaplan Rosberg & Gotlieb P.A.

100 South Fifth Street, Suite 110

Minneapolis, Minnesota 55402

Facsimile number: (612) 333-6798

Attention: Jude Anne Carluccio, Esq.

If WCAS CP IV, to it at:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Telephone number: (212) 893-9500

Facsimile number: (212) 893-9583

Attention: Paul B. Queally and Sean M. Traynor

with a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Telephone number: (212) 841-5785

Facsimile number: (212) 841-5725

Attention: Othon A. Prounis, Esq.

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three Business Days after the date sent; or in the case of telecopy, when received.

SECTION 13.08   Survival.  All representations, warranties, covenants and agreements of the Company contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Securities and shall continue in full force and effect so long as any Securities are outstanding and until payment in full of all of the Company’s obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

SECTION 13.09   Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York.

SECTION 13.10   Jurisdiction, Venue; Service of Process.

(a)   Jurisdiction.  Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in New York County in the State of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, the Notes or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)   Venue.  Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in courts located in New York County in the State of New York. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)   Service of Process.  Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.07, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

SECTION 13.11   Jury Trial Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 13.12   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to he prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

SECTION 13.13   Headings.  Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 13.14   Indemnity.  The Company hereby agrees to indemnify, defend and hold harmless the Purchasers and their officers, directors, employees, agents and representatives, and their respective successors and assigns in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which any Purchaser may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Company or its Affiliates or any officer, director, employee, agent or representative of the Company or its Affiliates with respect to the Contemplated Transactions, the Notes, the Organizational Documents or any agreements entered into in connection with any such agreements, instruments or documents and to reimburse the Purchasers and each such Person and Affiliate, upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 13.14 which is permissible under applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:	AGA MEDICAL CORPORATION

	By:	/s/ Franck Gougeon
Name: Franck Gougeon
Title: President & CEO

THE PURCHASER:	WCAS CAPITAL PARTNERS IV, L.P.

	By:	WCAS CP IV Associates LLC
Its General Partner

	By:	/s/ Jonathan Rather
Name:
Title: Managing Member

EXHIBIT A

FORM OF
SENIOR SUBORDINATED NOTE

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF JULY 28, 2005, BY AND AMONG THE ISSUER AND THE HOLDER AND THE HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF SUCH AGREEMENT.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET FORTH IN TREASURY REGULATION 1.1275-3.

THE ISSUE PRICE OF THIS NOTE IS $43,475,752.51. THE AMOUNT OF OID ON THIS NOTE IS $6,524,247.49. THE ISSUE DATE OF THIS NOTE IS JULY 28, 2005. THE PER ANNUM YIELD TO MATURITY OF THIS NOTE IS 13.30706% COMPOUNDED SEMI-ANNUALLY.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID LAWS.

AGA MEDICAL CORPORATION

10% Senior Subordinated Note
Due July 28, 2012

$50,000,000	July 28, 2005

AGA Medical Corporation, a Minnesota corporation (the “Issuer”), for value received, hereby promises to pay to WCAS Capital Partners IV, L.P., a Delaware limited partnership or registered assigns (collectively, the “Holder”), the principal sum of FIFTY MILLION DOLLARS ($50,000,000) with interest thereon on the terms and conditions set forth in the hereinafter defined Securities Purchase Agreement.

Notwithstanding any provision to the contrary in this Note or the Securities Purchase Agreement, the Company shall not be required to pay, and the Holder shall not be permitted to contract for, take, reserve, charge or receive, any compensation, which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law.

This Note is issued pursuant to that certain Securities Purchase Agreement, dated as of July 28, 2005 (as amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”), by and among the Issuer and the Holder and Holder is entitled to the benefits thereof. All capitalized terms used but not defined herein shall have the meanings respectively ascribed to them in the Securities Purchase Agreement. Each Holder of this Note will be deemed, by its acceptance hereof, to have agreed to the provisions and to have made the representations and warranties set forth in Article 4 of the Securities Purchase Agreement.

This Note is transferable only by surrender hereof at the principal office of the Company, duly endorsed, accompanied by a written instrument of transfer duly executed by the registered Holder of this Note as shown in the register of the Company or as otherwise permitted under the Securities Purchase Agreement.

This Note is also subject to mandatory and optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Securities Purchase Agreement, but not otherwise.

If an Event of Default (as such term is defined in the Securities Purchase Agreement) occurs and is continuing, the unpaid principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable premium) and with the effect provided in the Securities Purchase Agreement.

This Note and the rights and obligations of the parties hereto shall be deemed to be contracts under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State.

[Signature page follows.]

IN WITNESS WHEREOF, this Note is executed and delivered as of the date first set forth above.

AGA MEDICAL CORPORATION

By:
Name:
Title:

EXHIBIT B

FORM OF JOINDER

JOINDER NO.          dated as of [    ], to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of July     , 2005, among AGA MEDICAL CORPORATION, a Minnesota corporation (the “Company”), and WCAS Capital Partners IV, L.P., a Delaware limited partnership (the “Purchaser”).

A.          Capitalized terms used in this Joinder and not otherwise defined in this Joinder shall have the meanings assigned to such terms in the Securities Purchase Agreement.

B.           The Company and the Purchaser have entered into the Securities Purchase Agreement to provide for the issuance and sale by the Company to the Purchaser of an aggregate initial principal amount of $50,000,000 of 10% Senior Subordinated Notes Due 2012 (the “Notes”). Section 7.09 of the Securities Purchase Agreement provides that additional Subsidiaries of the Company become parties to the Securities Purchase Agreement by execution and delivery of an instrument in the form of this Joinder. The undersigned Subsidiary (the “New Subsidiary”) is executing this Joinder in accordance with the requirements of the Securities Purchase Agreement to become a party to the Securities Purchase Agreement.

Accordingly, the Company and the New Subsidiary agree as follows:

SECTION 1.    In accordance with Section 7.09 of the Securities Purchase Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Securities Purchase Agreement with the same force and effect as if originally named therein as a Purchaser and the New Subsidiary hereby agrees to all the terms and provisions of the Securities Purchase Agreement applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Securities Purchase Agreement shall be deemed to include the New Subsidiary. The Securities Purchase Agreement is hereby incorporated in this Agreement by reference.

SECTION 2.    The New Subsidiary represents and warrants to the Company that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Company shall have received a counterpart of this Joinder that bears the signature of the New Subsidiary and the Company has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.    The New Subsidiary hereby represents and warrants that set forth under its signature hereto is (i) the true and correct legal name of the New Subsidiary, (ii) its jurisdiction of formation, (iii) its Federal Taxpayer Identification Number or its organizational identification number and (iv) the location of its chief executive office.

SECTION 5.    Except as expressly supplemented hereby, the Securities Purchase Agreement shall remain in full force and effect.

SECTION 6.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.    Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Securities Purchase Agreement; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.    All communications and notices hereunder shall be in writing and given as provided in Section 13.07 of the Securities Purchase Agreement.

IN WITNESS WHEREOF, the New Subsidiary and the Company have duly executed this Joinder to the Securities Purchase Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

AGA MEDICAL CORPORATION

By:
Name:
Title:

Schedule 4.1

Organization; Subsidiaries

1.           The Company has two wholly owned Subsidiaries: Amplatzer Medical Sales Corporation, a Minnesota corporation, and AGA Medical FSC, Inc., a non-operational Barbados corporation. AGA Medical FSC, Inc. is in the process of being dissolved by the Company.

2.           There are limited minutes available for the meetings of the shareholders or the Board of Directors for the year 2002 due to notes not being taken.

3.           The Company is in the process of qualifying Amplatzer Medical Sales to do business in Illinois, Maryland, and New York.

Schedule 4.3

Authorization of Governmental Authorities

1.           Authorization, execution, delivery and performance of the Agreement by the Company is contingent on the issuance of a Government Order by the Court approving the same. The consummation of the Contemplated Transactions is contingent on the entry by the Court of the Final Order.

2.           A Certification and Report Form For Certain Mergers and Acquisitions has been filed by the Company with the U.S. Federal Trade Commission and Department of Justice pursuant to the Hart-Scott-Rudino Antitrust Improvements Act of 1976. The Company received oral confirmation of early termination of the approval waiting period for this application from the Federal Trade Commission on July 11, 2005.

3.           SEC Form D to be filed.

Schedule 4.4

Noncontravention

The Lease between the Company and Cambridge Apartments Inc., dated October 3, 1995, as amended, relating to the Company’s facility at 682 Mendelssohn Avenue, Golden Valley, MN states that “Tenant shall not assign this Lease or sublet all or any part of the Premises without the prior written consent of Landlord” and that “any change in the control of the Tenant shall be deemed to be a transfer under this Lease.” The term “change in control” is not defined in the Lease, and the Company believes that the transactions contemplated in the Agreement do not constitute such a change in control. Notwithstanding the forgoing, the Company received written consent to the transaction from Cambridge Apartments Inc. as of July 18, 2005.

Schedule 5.3

Authorization of Governmental Authorities

1.           Authorization, execution, delivery and performance of the Agreement by the Purchaser is contingent on the issuance of a Government Order by the Court approving the same. The consummation of the Contemplated Transactions is contingent on the entry by the Court of the Final Order.

2.           A Certification and Report Form For Certain Mergers and Acquisitions has been filed by the Investors with the U.S. Federal Trade Commission and Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Investors received confirmation of early termination of the approval waiting period for this application from the Federal Trade Commission on July 11, 2005.

3.           SEC Form D to be filed.